SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
                                (AMENDMENT NO.     )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED
[X] Definitive Proxy Statement                 BY RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                   ARMCO INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14-a6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              ARMCO INC.
                          ONE OXFORD CENTRE
                           301 GRANT STREET
                       PITTSBURGH, PA 15219-1415

                       -------------------------

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           APRIL 23, 1999

                       -------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Armco Inc. will be held at the Rivers Club, located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania, on Friday, April 23, 1999, at 10:00 a.m., for the following purposes:

      1.     To elect directors;

      2. To transact such other business as may properly come before the meeting.

     The close of business on February 26, 1999, was fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The proxy statement that follows contains more detailed information as to the actions proposed to be taken.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN YOUR PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.




                                      By Order of the Board of Directors
                                      Gary R. Hildreth, Secretary


Pittsburgh, Pennsylvania
March 12, 1999

                                   ARMCO INC.
                                One Oxford Centre
                                301 Grant Street
                             Pittsburgh, PA 15219-1415

                                -------------------
                                 PROXY STATEMENT

                           Annual Meeting of Shareholders

                                 April 23, 1999

                                 -------------------


                              SOLICITATION AND VOTING OF PROXIES

     The enclosed proxy is being solicited by the Board of Directors of Armco Inc., an Ohio corporation (hereinafter "Armco" or the "Corporation"), with its principal executive offices located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15219-1415, for use at the annual meeting of shareholders (the "Meeting") of the Corporation to be held on April 23, 1999. This proxy statement and the accompanying proxy were first sent to shareholders of the Corporation on or about March 12, 1999.

     The close of business on February 26, 1999, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting. On that date, the Corporation had outstanding and entitled to vote 107,912,948 shares of common stock, $.01 par value (the "common stock"), 1,697,231 shares of Class A, $2.10 Cumulative Convertible Preferred Stock (the "$2.10 preferred stock") and 2,700,000 shares of Class A, $3.625 Cumulative Convertible Preferred Stock (the "$3.625 preferred stock"). Holders of shares of common stock, $2.10 preferred stock and $3.625 preferred stock are each entitled to one vote for each share owned on all matters to come before the Meeting.

     Shares of common stock, $2.10 preferred stock and $3.625 preferred stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the direction indicated on such proxies. Prior to its exercise, a proxy may be revoked by a later proxy received by the Corporation or by giving notice to the Corporation in writing or in open meeting.

     With respect to the election of directors, shareholders may vote for the election of the entire slate or may withhold their vote from the entire slate by marking the proper box on the form of proxy, or may withhold their vote from any one or more individual nominees by striking a line through the name of such nominees in the form of proxy.

     If no direction is given, an executed proxy will be voted FOR the election of each of the nine persons named as nominees. If any nominee for election as a director should be unable to serve, the proxy will be voted for a nominee, if any, designated by the Board of Directors. Directors are elected by a plurality of votes cast. Abstentions and broker non-votes will have the same effect as a vote withheld in the case of the election of directors.

     The Board of Directors does not anticipate that any matters other than those set forth herein will be brought before the Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent provided by applicable law, to vote on such matters.

     Under Ohio law, if any shareholder gives notice in writing to the president, a vice president or the secretary of the Corporation, not less than 48 hours before the time fixed for holding the Meeting, that such shareholder desires the voting for the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her voting power for the election of directors.

     In the event of such an announcement, the persons named as proxies on the enclosed proxy card will use their discretion in exercising such cumulative voting power with respect to the shares represented thereby. Under the cumulative voting method, each shareholder is entitled to the number of votes equal to the number of shares held by such shareholder on the record date multiplied by the number of directors to be elected, and all such votes may be cast for a single nominee or distributed among the nominees as desired. The Corporation intends that such persons named as proxies will (except as otherwise provided by the shareholder submitting such proxy) have discretion to cumulate votes for the election of directors so as to maximize the number of directors elected from among the nominees proposed by the Board.


                              ELECTION OF DIRECTORS

     As provided in Armco's Regulations, the Board of Directors has fixed the number of directors at nine and nine persons have been nominated to serve as directors of the Corporation until the next Annual Meeting of Shareholders and until their successors are elected and qualified. These nominees are named in the following table, which also sets forth information for each nominee respecting age, principal occupation, business experience during the past five years and certain other information.


Dan R. Carmichael         Age 54; President and Chief Executive Officer,
                          IVANS, Inc., a data and telecommunications remarketer and software development company. Former
                          Chairman, President and CEO of Shelby Insurance
                          Group (also known as Anthem Casualty Insurance
                          Group). A Director of the Corporation since 1998; a member of the Audit Review Committee and Compensation Committee. Also a Director of
                          IVANS, Inc. and Alleghany Corporation.

Paula H.J. Cholmondeley   Age 51; Consultant.  Formerly Vice President and
                          General Manager Residential Insulation of Owens
                          Corning, an advanced glass and composite materials company, where Ms. Cholmondeley previously was Vice
                          President, and President of Owens Corning's
                          Miraflex[trademark] Products business unit, and former Vice President Business Development and
                          Global Sourcing. A Director of the Corporation since 1996; a member of the Audit Review Committee and Corporate Responsibility Committee.


Dorothea C. Gilliam       Age 45; Vice President - Investments of Alleghany
                          Corporation, an insurance and financial services holding company. A Chartered Financial Analyst and member of the Association of Investment Management and Research. A Director of the Corporation since
                          1997; a member of the Audit Review Committee and the Corporate Responsibility Committee.


John C. Haley             Age 69; Former Non-Executive Chairman of the Board
                          of the Corporation. Retired Chairman of the Board and Chief Executive Officer of Business
                          International Corporation, a publishing, consulting and advisory services firm. A Director of the Corporation since 1975; a member of the Compensation
                          Committee and Corporate Responsibility Committee.

Charles J. Hora, Jr.       Age 55; President of Lord Corporation, a
                           diversified manufacturer of products and systems to bond and coat materials and to control mechanical motion and noise. A Director of the Corporation since 1998; a member of the Audit Review Committee and Nominating Committee.


Bruce E. Robbins           Age 54; Executive Vice President of PNC Bank Corp.,
                           a provider of broad-based banking and financial services. Former President and Chief Executive
                           Officer of PNC Bank, N.A. - Pittsburgh and former
                           President of PNC Bank, Ohio, N.A. A Director of the Corporation since 1994; a member of the Compensation Committee and Nominating Committee.


Jan H. Suwinski            Age 57; Professor of Business Operations, Cornell
                           University, Johnson Graduate School of Management.
                           Former Executive Vice President of the Opto-
                           Electronics Group of Corning Incorporated, a broad-based manufacturing and service company. Formerly
                           Chairman of Siecor Corporation, a provider of fiber optic cable, hardware and equipment. A Director of the Corporation since 1998; a member of the Audit
                           Review Committee and Nominating Committee.  Also a
                           Director of Tellabs, Inc.


John D. Turner             Age 53; President and Chief Executive Officer of
                           Copperweld Corporation, a manufacturer of tubular and bimetallic wire products. A Director of the Corporation since 1994; a member of the Compensation Committee and Nominating Committee.
                           Also a Director of C-E Minerals, Inc. and Shenango
                           Incorporated.


James F. Will              Age 60; Chairman of the Board, President and Chief
                           Executive Officer of the Corporation and former
                           Chief Operating Officer of the Corporation.  A
                           Director of the Corporation since 1992; a member of the Corporate Responsibility Committee. Also a
                           Director of Alleghany Corporation.


Board of Directors and Committees of the Board

     In 1998, the Board of Directors of the Corporation met eight times. In addition to the committees described below, the Board of Directors has appointed a Corporate Responsibility Committee.

     The Nominating Committee met twice in 1998. This committee reviews the qualifications of and recommends individuals for election as directors. It advises on the optimum size and composition of the Board and reviews and defines the responsibilities, duties and performance of the committees of the Board. This committee also reviews and advises the Board on Board governance matters and on the Corporation's organization and successors for key personnel. This committee will review nominees suggested by shareholders in writing and sent to the attention of the Secretary of the Corporation.

     In accordance with the Corporation's Regulations, which were approved by the shareholders, shareholders intending to nominate director candidates for election at any annual meeting of shareholders must deliver written notice thereof to the Secretary of Armco not later than 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders. Such notice, timely given by a shareholder, shall set forth certain information concerning such shareholder and his or her nominee(s). The presiding officer at such annual meeting may refuse to acknowledge any nomination not made in accordance with the foregoing and any person not so nominated shall not be eligible for election as a director. Shareholders intending to nominate director candidates for election at the 2000 annual meeting of shareholders must deliver written notice, including specified information, to the Secretary of the Corporation by January 24, 2000.

     The Audit Review Committee met three times in 1998. This committee is responsible for nominating the independent auditors, working with the independent auditors and the internal auditing staff of the Corporation and other corporate officials, reviewing the financial statements of the Corporation, monitoring compliance with corporate policies relating to conflict of interest, business ethics and antitrust, and reporting on the results of the audits to the Board, as well as submitting to the Board its recommendations relating to the financial reporting, accounting practices and policies, and financial accounting and operation controls.

     The Compensation Committee reviews, determines and recommends to the Board the principal compensation and benefit programs, including the compensation of executive officers of the Corporation, reviews the Board's delegation of fiduciary responsibility relating to certain benefit plans to the Benefit Plans Administrative Committee, and to the Benefit Plans Asset Review Committee and administers and oversees grants and awards under the Corporation's employee stock and other incentive plans. This committee met four times in 1998. See "EXECUTIVE COMPENSATION -- Compensation Committee Report on Executive Compensation".

     During 1998, no director attended less than 75% of the meetings of the Board and committees on which he or she served.

Compensation of Directors

     Each director, other than those who are employees of the Corporation or its subsidiaries, is paid a retainer fee of $24,000 a year, plus travel and other expenses incurred in connection with his or her work for the Corporation. For each Board meeting attended, each director receives $1,000. For each committee meeting attended, each committee member receives $800 and the committee chairperson receives $1,000. Directors who are employees of the Corporation do not receive any additional compensation by reason of their membership on, or attendance at meetings of, the Board or committees thereof.

     Under the 1995 Directors Stock Purchase and Deferred Compensation Plan (the "Directors Stock Plan"), approved by the shareholders in 1995, each non-employee director receives 25% (and may elect to receive up to 100%) of his or her annual retainer fee in shares of common stock and the balance in cash. Each non-employee director may also elect to defer receipt of any or all of his or her director's fees. If a director so elects, he or she will be credited with common stock units (representing a right to receive a share of common stock at a future date) for any fees required to be received in shares of common stock and for any other fees as such director may elect, with the balance of the deferred fees being credited to a cash account. The number of common stock units will be adjusted to reflect any dividends paid on the common stock and the cash accounts will be credited quarterly with interest at the prime rate. Distribution of common stock in respect of any common stock unit credited to a director's account and of cash in any amounts credited to his or her cash account will be made after such director ceases to be a director of the Corporation.

     Effective April 30, 1995, the Board of Directors locked and froze the pension plan for the then non-employee directors. As a result, Mr. Haley, who was fully vested at the maximum benefit, is entitled to receive an annual benefit of $20,400 (the annual retainer in effect through April 30, 1995) in each of the ten years following his retirement from the Board of Directors. Mr. Robbins and Mr. Turner, each of whom was unvested, were credited with hypothetical investments in 1,000 shares of common stock each (at a rate of 1,000 shares of common stock for each year of service on the Board of Directors through April 30, 1995), in settlement of their unvested benefits under this plan. The hypothetical investment in the common stock will be credited as if dividends have been paid whenever a dividend is paid on the common stock and such dividend shall be accounted for as an additional investment in the common stock. Payments will be made in cash after a director ceases to be a director of the Corporation.

     The Corporation provides up to $100,000 of group life insurance to any director who is not an employee of the Corporation. The Corporation also provides non-employee directors with $250,000 of accidental death and dismemberment insurance. These insurance benefits terminate upon a director's resignation or retirement from the Board. During 1998, the Corporation paid premiums aggregating $6,630 for this coverage.


                            EXECUTIVE COMPENSATION


     Set forth below is certain summary information with respect to the compensation of Armco's chief executive officer and the four other most highly compensated executive officers (the "Named Executives") who were serving as executive officers at December 31, 1998 (based on amounts reported as salary and bonus for 1998).

                                                  Long-Term Compensation
                                                  ----------------------
                                                          Awards
                                                          ------
             Annual Compensation              Restricted      Securities    All Other
             -------------------              Stock           Underlying    Compen-
Position           Year  Salary($) Bonus($)   Award(s)($)(1)  Options(#)(2) sation ($)(3)
--------           ----  --------- --------   --------------  ------------- -------------
James F. Will      1998  594,166         0    1,545,225       312,956       41,958
Chairman,          1997  565,000   229,535    2,190,267       328,420       40,208
President & CEO    1996  559,167         0            0             0       20,735

Jerry W. Albright  1998  270,844         0      541,827       109,736       20,273
V.P. & Chief       1997  260,004    40,500      871,454       117,935       18,563
Financial Officer  1996        0         0            0             0            0

Gary R. Hildreth   1998  234,964         0      470,046         95,199      18,277
V.P.               1997  228,110    71,633      739,488        101,995      16,837
General Counsel    1996  217,284         0            0              0       8,756
& Secretary

Gary L. McDaniel   1998  252,000   250,803      133,263         26,898      16,733
V.P. - Operations  1997  237,600   320,625      356,748         26,368      15,869
                   1996  213,334         0            0              0       6,744

M. Dennis McGlone  1998  232,156   231,053      122,766         24,864      10,562
V.P. - Commercial  1997  209,636   283,155      330,142         23,264      10,562
                   1996  179,550         0            0              0       4,832


     (1) The value indicated is based on the closing price of the common stock on the date of the grant. The award of restricted stock for each of the Named Executives is comprised of: (a) an award of shares of restricted common stock made to such Named Executives under the Corporation's shareholder-approved plans; and (b) shares of restricted common stock awarded under the Corporation's shareholder-approved plans to such Named Executives in lieu of all or part of the cash bonus payable to such Named Executives for such year under the Annual Incentive Compensation Plan. 30.8% of the restricted stock award to the Named Executives for 1998 is payable in cash at the date the award vests in lieu of shares. Under a compensation program (the "1997 Program") implemented by the Corporation in April 1997 for its senior executives, including the Named Executives, each participant is required to receive at least 25% of any annual bonus under such an annual incentive program approved by the Corporation's Board of Directors for 1997, 1998 and 1999 in shares of restricted common stock, valued at $3.0975 per share (a 30% discount from the market price of common stock at the time of the establishment of the 1997 Program). Also under the 1997 Program, each of the participants, including the Named Executives, was permitted, at the time of the implementation of the 1997 Program, to elect irrevocably to receive an additional percentage, up to 100%, of any annual bonuses earned under such an annual incentive compensation program in restricted stock awards, valued at $3.0975 per share. The vesting of the awards of restricted stock under the 1997 Program is 33 1/3% of such shares in April 2002, a further 33 1/3% in April 2003 and 33 1/3% in April 2004. Such vesting schedule is subject to acceleration by the Compensation Committee by one year for any restricted stock awards made in a plan year based upon the Corporation's adjusted return on assets The vesting of the restricted stock awards with respect to 1998 was accelerated by the Compensation Committee as a result of the Corporation's adjusted return on assets in 1998.

     The following table sets forth for each of the Named Executives the value (based on the closing price of the common stock on the dates of the grant) of the portion of those shares of restricted stock reflected above for 1998 compensation on which the restrictions will lapse in each of 2001, 2002 and 2003.


                                                      Total
Name                Value of Shares Vesting ($)       Value ($)
----                ---------------------------       ---------
                    2001        2002       2003
                    ----        ----       ----
J. F. Will        515,075     515,075     515,075     1,545,225
J. W. Albright    180,609     180,609     180,609       541,827
G. R. Hildreth    156,682     156,682     156,682       470,046
G. L. McDaniel     44,421      44,421      44,421       133,263
M. D. McGlone      40,922      40,922      40,922       122,766


Three of the Named Executives irrevocably elected in April 1997 to receive 100% of any incentive bonuses earned under the Annual Incentive Compensation Plan in restricted stock (had the elections made by the Named Executives under the 1997 Program not been in effect, the amounts listed under Bonus in the compensation table above would have reflected for the Named Executives the following additional amounts in lieu of the restricted stock awards for 1998:
Mr. Will - $969,383; Mr. Albright - $339,909; Mr. Hildreth - $294,880;
Mr. McDaniel - $83,601; Mr. McGlone - $77,018). See "Compensation Committee Report on Executive Compensation". The aggregate number and value (based on the closing price of the common stock of $4.375 at December 31, 1998) of the restricted shares held by the Named Executives at December 31, 1998 (which does not include the 1998 restricted stock award in lieu of the cash bonus or any shares that are payable in cash on the date the award vests discussed above) was: Mr. Will - 377,980, $1,653,663; Mr. Albright - 123,983, $542,426;
Mr. Hildreth - 163,260, $714,263; Mr. McDaniel - 109,590, $479,456;  and
Mr. McGlone - 71,400, $312,375. Dividends will be paid on restricted shares if, and only if, dividends are paid on the common stock.

     (2) Also under the 1997 Program, each participant who is awarded shares of restricted stock in lieu of cash bonus is granted an option to purchase shares of common stock at the fair market value of the common stock on the date of such grant equal to the number of restricted shares which would have been awarded if no election to reduce the number of restricted shares for federal and state income tax withholding purposes had been made. Amounts shown for 1998 represent options granted on January 29, 1999, with respect to bonuses earned for the fiscal year 1998. Such options are exercisable in full on and after the second anniversary of the grant. See "Stock Option Plans" and "Compensation Committee Report on Executive Compensation" below.

     (3)     The amounts for 1998 include:

        (i)   $9,600 each for Mr. Will, Mr. Albright, Mr. Hildreth,
Mr. McDaniel and Mr. McGlone, of matching contributions under the Armco Inc. Retirement and Savings Plan;

        (ii)  $26,050 for Mr. Will, $6,651 for Mr. Albright, $4,498 for
Mr. Hildreth and $5,520 for Mr. McDaniel (Mr. McGlone is not a participant in this plan), representing contributions allocated to the trust established under the Armco Inc. Executive Supplemental Deferred Compensation Plan for matching contributions not paid to the Armco Inc. Retirement and Savings Plan by reason of Internal Revenue Code limitations; and

        (iii) $6,308 for Mr. Will, $4,022 for Mr. Albright, $4,179 for Mr. Hildreth, $1,613 for Mr. McDaniel and $962 for Mr. McGlone as imputed income for life insurance benefits provided to them.

Stock Option Plans

     The Corporation has granted stock options and has authority to make future grants of stock options and stock appreciation rights to key employees, including the Named Executives, under stock option plans previously approved by the shareholders. The exercise price of all outstanding options is 100% of the fair market value on the date of grant.

     The following table sets forth information with respect to all stock options granted by the Corporation to the Named Executives during 1998:

                          Option Grants in Last Fiscal Year
                          ---------------------------------

                                                                     Potential Realizable
                                                                     Value at Assumed
                                                                     Annual Rates of Stock
                                                                     Price Appreciation
                Individual Grants                                    for Option Term (1)
------------------------------------------------------------         -------------------

               Number of     % of Total
               Securities    Options
               Underlying    Granted to     Exercise
               Options       Employees in   or Base     Expiration
Name           Granted(#)(2) Fiscal Year    Price($/sh) Date         5%($)    10%($)
----           ------------  -------------  ----------- ----------   ------   ------
J. F. Will     328,420       29%            5.3125      2/27/08    1,097,252  2,780,652
J. W. Albright 117,935       11%            5.3125      2/27/08       394,021   998,527
G. R. Hildreth 101,995        9%            5.3125      2/27/08       340,766   863,567
G. L. McDaniel  26,368        2%            5.3125      2/27/08        88,096   223,251
M. D. McGlone   23,264        2%            5.3125      2/27/08        77,725   196,971

-------------------------

     (1) The dollar amounts under these columns are the result of calculations at assumed 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Corporation. The total increase in value of all common shares outstanding, based upon the 10-year option term and 5% and 10% compound appreciation assumptions above, would be $350,282,564 and $887,684,791, respectively. The Named Executives would realize approximately one-half of one percent of the total shareholders' appreciation in value.

      (2) All options were granted on February 27, 1998, and each award becomes 100% exercisable on the second anniversary of the date of the grant.

    The following table sets forth information with respect to the options exercised by the Named Executives in 1998 and the unexercised options held by the Named Executives at December 31, 1998.


                     Aggregated Option Exercises in Last
                 Fiscal Year and Fiscal Year-End Option Values
                 ---------------------------------------------
                                             Number of
                                             Securities
                                             Underlying      Value of
                                             Unexercised     In-the-Money
                                             Options         Options
                Shares                       at Fiscal       at Fiscal
                Acquired                     Year End(#)     Year End ($)
                on           Value           Exercisable/    Exercisable/
Name            Exercise(#)  Realized ($)    Unexercisable   Unexercisable
----            -----------  ------------    -------------   -------------
J. F. Will      -0-          -0-              340,267/328,420   -0-/-0-
J. W. Albright  -0-          -0-                  -0-/117,935   -0-/-0-
G. R. Hildreth  -0-          -0-              104,372/101,995   -0-/-0-
G. L. McDaniel  -0-          -0-               99,216/ 26,368   -0-/-0-
M. D. McGlone   -0-          -0-               31,894/ 23,264   -0-/-0-


-----------------------

Pension Plans

     Effective January 1, 1995, the Corporation amended the Armco Inc. Non-Contributory Pension Plan (the "NCPP") by adopting a different defined benefit formula called the Retirement Accumulation Pension Plan (the "RAPP") for eligible nonrepresented salaried employees participating in the NCPP ("NCPP participants") or the 2% Defined Contribution Plan ("DCP") as of December 31, 1994. NCPP participants received an opening balance in the RAPP equal to the value of the NCPP benefit earned as of December 31, 1994, calculated based on the accrued regular monthly benefit that would otherwise have been payable to the employee upon attainment of age 62 based on final pay-related formulas. Eligible nonrepresented salaried employees, including Mr. McDaniel, ceased participation in the DCP and all contributions to the DCP are 100% vested in the Armco Inc. Retirement & Savings Plan.

     Each RAPP participant receives "pay credits" to a future account. For former participants in the DCP and employees hired after December 31, 1994, pay credits are 2% of annual pensionable earnings. The NCPP participants receive between 2% and 9% of annual pensionable earnings depending on age and years of service on December 31, 1994. Annual pensionable earnings include base salary, bonus and other incentive forms of compensation (corresponding generally to the salary and bonus reflected in the Summary Compensation Table above).

     NCPP participants' opening accounts earn a minimum annual rate of 7.5% and a maximum of 12.5%. Future accounts earn a minimum annual rate of 3% and a maximum of 12.5%. Rates are based on the annualized 5-year treasury bond rate at November 30 of the prior year. A participant's opening account ceases to earn interest when the participant attains age 65. Pay credits and interest are posted to participants' accounts at the end of each quarter.

     The Corporation has established an Excess Retirement Accumulation Pension Plan ("Excess RAPP") to provide highly compensated employees a nonqualified benefit equivalent to that which would be payable under the RAPP but for limitations under the Internal Revenue Code.

     On December 31, 1998, the combined RAPP and Excess RAPP accounts of the Named Executives were as follows: Mr. Will - $1,270,543; Mr. Albright - $19,673; Mr. Hildreth - $800,585; Mr. McDaniel - $35,802 and Mr. McGlone - $259,964. The pay credits for each of the Named Executives is as follows:
Mr. Will - 6%; Mr. Albright - 2%; Mr. Hildreth - 8%; Mr. McDaniel - 2% and Mr. McGlone - 6%. If employment were continued until the retirement age of 65, based upon the average rates of remuneration over the last four years, and assuming a constant 7.5% rate of interest accrual for future accounts, Messrs. Will, Albright, Hildreth, McDaniel and McGlone would have account balances under the RAPP and Excess RAPP of $2,196,648, $54,783, $1,271,021, $264,844
and $1,519,740, respectively.

     The Corporation has also established a Supplemental Executive Retirement Plan ("SERP") for key executives, including the Named Executives, whose participation has been approved by the Board of Directors. The normal retirement age under the SERP is 65. Participants who have reached age 62 and have at least ten years of service with Armco and five years of participation in the SERP can receive the benefit immediately on an unreduced basis. Participants with 5 years of participation in the SERP who attain age 55 with at least 10 years of service or who complete at least 30 years of service at any age may elect an early retirement and receive a reduced benefit (with respect to Mr. McDaniel, upon an involuntary termination of employment, he will be deemed to have completed 30 years of service with the Corporation for purposes of SERP benefits). Participants would receive, at normal retirement age, an aggregate minimum pension of 50% of their average annual pensionable earnings before retirement.

     The benefit derived from the foregoing calculation is offset by RAPP and Excess RAPP benefits and any qualified or non-qualified defined benefit or defined contribution benefit from prior employers not affiliated with Armco. In addition, the equivalent of 50% of the normal Social Security retirement benefit and any employer-provided disability benefits would also be offset.

     If 1998 employment were continued until retirement at age 65, based upon the current year's base salary and the average rates of remuneration over the last four years for incentives, Messrs. Will, Albright, Hildreth, McDaniel and McGlone would be entitled to total annual pensions of $564,260, $111,892, $195,900, $207,060 and $187,020, respectively, under all plans.

Severance Arrangements

     Armco's severance policy applicable to each of the Named Executives provides a minimum severance pay of twelve months' base salary, plus additional months (up to a maximum of 12 additional months) of pay based on a combination of age and service.

     In addition, Armco has agreements with each of the Named Executives providing for certain benefits upon actual or constructive termination of employment, or termination of employment by reason of disability, death or an employee's resignation under certain circumstances, generally following a "change in control" of Armco, as defined in the agreements. A "change of control" under these agreements generally occurs when (1) any person or group other than the Corporation and certain related entities becomes the beneficial owner of securities representing 20% or more of the combined voting power of Armco's securities, (2) during any period of two consecutive years, there is a change in the composition of a majority of the Corporation's Board of Directors that was not approved by at least two-thirds of the existing directors who were so approved or (3) the shareholders of the Corporation approve a merger or consolidation of the Corporation, subject to certain exceptions, or the complete liquidation of the Corporation or the sale of all or substantially all of its assets. Under these agreements, Armco has reserved the right to terminate employment for "cause", as defined in the agreements, without the payment of such benefits. Generally, upon the occurrence of an event that triggers these benefits, an employee would be entitled to: (a) a lump sum payment equal to a multiple (two times for each of the Named Executives, except for Mr. Will, which is three times) of the sum of such employee's annual base salary (annualized at the highest rate paid during any month during the 24 months preceding notice of termination); (b) an amount representing the average annual incentive bonus paid in the four calendar years preceding the termination; (c) a pro-rata bonus of any incentive compensation payable for the year of termination; and (d) continuation for two years of coverage under Armco's welfare benefit plans, including life, health and other insurance benefits. The agreements also provide, in the event of a change in control and termination of employment, for (i) a cash payment in exchange for each employee's outstanding stock options in an amount equal to the difference between the option price and the higher of the per share market value of the common stock on the date of termination and the average value of the consideration per share paid to Armco shareholders in the transaction resulting in the change in control and (ii) the lapse, immediately upon the change in control, of all restrictions applicable to restricted share awards.

Insurance

     Upon the occurrence of an extended illness or accident, eligible nonrepresented salaried employees, including the Named Executives, are provided payments equal to their then base salary for up to six months. Thereafter, the Corporation will provide such individuals with long-term disability payments in an amount equal to 60% of their base salary at the time such disability occurred, less Social Security benefits and any pension benefits paid by the Corporation prior to age 65. Such payments will continue until age 65, at which time payments cease.

     The Corporation provides all eligible nonrepresented salaried employees hired prior to January 1, 1995, with group term life insurance equal to 24 times an employee's monthly base salary as of December 31, 1994, except that, for exempt salaried employees who were employed on or before December 31, 1989, this insurance equals the greater of 30 times the employee's monthly base salary as of December 31, 1989, or 24 times the employee's monthly base salary at the time of death. From 1995 and thereafter, that life insurance benefit will equal the greater of the level as of December 31, 1994, and 12 times monthly base salary. All employees hired as of January 1, 1995, or thereafter will have a life insurance benefit equal to 12 times the employee's monthly base salary.

     Following retirement with attainment of age 65 and at least five years of service, age 55 and at least 15 years of service, 30 years of service (regardless of age), or permanent incapacitation with 15 years of service, an employee is eligible for group term life insurance based upon age and years of service as of January 1, 1995. An employee who is age 50 or older or has completed at least 30 years of service with the Corporation as of January 1, 1995, will receive retiree life insurance coverage equal to one-half the coverage provided immediately prior to retirement for the first year following retirement, with coverage in each of the 10 succeeding years thereafter declining by 10% per year, provided that the minimum coverage in the eleventh year after retirement and beyond will always be $10,000. Any employee who was under age 50 and had less than 30 years of service as of January 1, 1995, will have life insurance of $10,000 during retirement.

     Mr. Will is covered under an individual insurance policy originally provided under a life insurance program for Cyclops Industries, Inc. key executives in lieu of participating in the Corporation's group term life insurance program described above. Mr. Will pays a variable premium for this policy and the Corporation pays a fixed amount towards the total annual premium. Mr. Will's group term life insurance under the Corporation's program is fixed at $50,000 while he is an active employee and is subject to reduction at his retirement as stated above.

     Certain key employees, including Mr. Hildreth, could purchase supplemental coverage equal to 18 times their monthly base salary as of January 1, 1987, at a personal cost equal to the amount of imputed income allocated to such individual under the Internal Revenue Code. Participant contributions cease upon retirement, and there is no decrease in the amount of coverage for such key employees during retirement. If the value of the policy at the time of death exceeds the amount of coverage, the Corporation will recoup all or a portion of premiums paid by the Corporation. Participation in this supplemental plan was frozen as of January 1, 1987. Pursuant to a notice of termination sent to participants, the supplemental coverage plan was to be terminated on June 30, 1998. A group of individual plaintiffs who are retirees and former members of Armco general management have filed an action against Armco to prevent the Corporation from terminating the plan. The court has granted a motion to prevent the Corporation from terminating the plan during the pendency of the litigation. Messrs. Will, Albright, McDaniel and McGlone are not eligible for this supplemental coverage plan.


Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is composed of independent directors. The Committee is responsible for reviewing, determining and recommending to the Board the annual salary, short- and long-term incentive compensation, stock awards and other compensation of the executive officers of the Corporation. This report describes the policies and rationales of the Committee in establishing the principal components of executive compensation in 1998.

     The Committee's review and determination of executive compensation generally includes consideration of the following factors:

     (a)   industry, peer group and national compensation surveys;
     (b) past and future performance contributions of each executive officer to corporate performance;
     (c) the overall performance of the Corporation, both separately and relative to similar companies in the steel industry;
     (d)   historical compensation levels; and
     (e) recommendations of independent compensation consultants with respect to compensation competitiveness.

Under the direction of the Committee, the Corporation has developed a compensation strategy designed to compensate its executives on a competitive basis relative to specific performance targets and comparable to other companies in the steel industry, including companies that are not included in the Specialty Steel Peer Group performance graph under "Performance Graph" below, the five-year cumulative total shareholder returns of which are graphically depicted in such graph. Those companies, and the other companies surveyed by the Corporation for their compensation policies, were selected for comparison on the basis of industry similarities. The Specialty Steel Peer Group was not considered exclusively because the Committee felt that it provided too small a group for an appropriate basis and that other steel companies should also be considered to provide a more meaningful comparison of competitive compensation.

     Compensation for each of the Corporation's executive officers, including the Named Executives, consists of a fixed base salary and variable components, including both short- and long-term incentives, as well as certain compensation under corporate benefit plans available generally to corporate officers. At the beginning of each year, an annual salary and performance incentive plan for each of the Corporation's executive officers, other than the Chief Executive Officer ("CEO"), is developed and prepared by the Corporation's Human Resources staff under the direction of the CEO and submitted for consideration by the Committee. The Committee reviews and fixes the CEO's compensation based on criteria similar to those considered for all executives, as well as an assessment of his past contributions in leading Armco toward its objectives of becoming the leading, low-cost domestic producer of specialty steel and achieving improved long-term financial and operating results.

     Base Salary.  Armco's base salary policy is designed to recognize the
     -----------
sustained and cumulative efforts toward achieving the Corporation's objectives that its executives have demonstrated. In aggregate, the levels of base salary for 1998 were determined primarily by competitive conditions but were fixed at levels that are below competitive amounts paid to executives with comparable qualifications at a broad range of industrial companies. All of the Named Executives received increases in annual base salary from the prior year in recognition of their performance and/or increased responsibilities associated with their executive positions.

     Short-Term Incentives.  Short-term incentives are paid to recognize
     ---------------------
performance that is related generally to the achievement of key financial and operating goals that have been established for a fiscal year. These short-term incentives are set at or about the mid-percentile ranges of short-term incentive bonuses paid to executives at other companies surveyed by Armco. Since short-term incentives generally reflect one-year contributions, the size of the payments may vary considerably from year to year, depending on performance. At the beginning of each year, performance goals for the purposes of determining annual incentive compensation are established under the Corporation's Annual Incentive Compensation Plan, approved by shareholders in 1995. These goals are objective, measurable and to a reasonable degree controllable by the respective executive. The executives are paid an annual bonus based on achieving these annual goals.

     For 1998, the Committee approved specific operating income goals for each operating unit and net income for the Corporation based on its approved annual operating plan. Either one or both of these financial goals, depending on the responsible executive, provided 100% of the executive's incentive opportunity. In all cases minimum threshold financial objectives were established. Had these minimum thresholds not been met, no incentive would have been payable for 1998. Each executive has a targeted incentive opportunity based upon a percentage of base salary, which percentage is based on the comparative compensation data described above. The actual incentive payment to an executive officer for any year may exceed the targeted incentive opportunity for that year if applicable performance targets are exceeded.

The total cash compensation package (i.e. base salary and short-term incentives) has been designed to emphasize the executive's variable pay opportunity, which, as in the case of the long-term incentives, is designed to link variable compensation to corporate performance results.

     Long-Term Incentives.  The Committee recognizes long-term incentive
     --------------------
compensation as the key component of the total pay package linking executive pay and corporate performance. At Armco, long-term incentive compensation is intended to link the interests of its executives with the interests of Armco's shareholders. The core of Armco's long-term incentives is the comprehensive 1997-1999 long-term incentive compensation program for senior management, including the Named Executives, adopted in 1997, under which a substantial portion of the executives' annual (short-term) incentive compensation, when earned, is paid in restricted stock and stock options in lieu of cash. The purpose of the program is threefold:

     1.    attract and retain top management;
     2. provide senior management a meaningful financial incentive to improve the Corporation's performance, including personal risk capital, the value of which is tied to the market returns to Armco shareholders; and
     3. encourage the acquisition and retention of Armco stock by Armco's senior management.

Under the program:

     1.   Restricted Stock Awards.  In lieu of payment in cash, each program
          -----------------------
participant, including the Named Executives, is paid at least 25% of the participant's annual (short-term) incentive payment under the annual incentive payment plans approved by the Board of Directors for 1997, 1998 and 1999 (payable in the first quarters of 1998, 1999 and 2000 respectively) in restricted stock issued under the Corporation's shareholder-approved stock plans. Of the Named Executives, three elected at the start of the current three-year program to receive 100% of any incentive bonuses earned under such annual incentive payment plan for 1997, 1998 and 1999 in restricted stock awards.

     The number of shares of restricted stock that is awarded in lieu of the portion of the incentive payment that is mandatorily payable in restricted stock or that the participant elected at the start of the program in April 1997 to receive in restricted stock is determined using a discounted price of $3.0975 per share, i.e., by dividing the aggregate amount of the incentive payment to be made in restricted stock by $3.0975. The number of shares of restricted stock that is awarded in lieu of the portion of the incentive payment that the participant elects after the start of the program in April 1997 to receive in restricted stock is determined using a discounted price equal to 80% of the average fair market value (average of high and low) of common stock on the date of issue. These shares of restricted stock will vest 33 1/3% in each of years three through five following the year of grant, except that for any restricted stock awarded with respect to a plan year, the Compensation Committee may, based upon the level of the Corporation's adjusted return of assets, accelerate the five year vesting schedule by one year. For 1998, the Compensation Committee determined that the Corporation's adjusted return on assets level warranted the one year acceleration of the schedule for the applicable restricted stock. If the recipient leaves Armco before any of the shares of restricted stock are vested, the recipient will receive in cash only the lesser of (a) the dollar amount of the incentive payment that had been applied to the shares, or (b) the value on the date of termination of the shares awarded in lieu of such amount.

     2.   Stock Option Awards.  At the time that shares of restricted stock
          -------------------
are allocated on the incentive payment date in 1998, 1999 and 2000, the recipients, including the Named Executives, also receive an option, under the Corporation's shareholders approved stock plans, to purchase one share of common stock for each share of restricted stock allocated. These stock options will have an exercise price equal to 100% of the fair market value of the common stock on the date of grant and are not exercisable until the second anniversary of the date of grant, at which time they will be fully exercisable. If the option holder leaves the Corporation before his options are exercisable, those options generally will terminate.

     Chief Executive Officer's 1998 Compensation.  As set forth in the Summary
     -------------------------------------------
Compensation Table and footnote (1) to the table, Mr. Will's 1998 total base salary, bonus and other compensation was $1,605,507. Mr. Will earned $594,166 in base salary, $969,383 in annual incentive bonus, 100% of which was paid to him in restricted stock and options, and $41,958 in all other compensation.

     In determining Mr. Will's 1998 compensation, the Committee considered the various factors applied to compensation of all executive officers discussed above. Mr. Will also had the opportunity to earn an annual incentive bonus targeted at 65% of his annual base salary.

     Armco's net income (before cumulative effect of accounting change) of $109.6 million in 1998 represented a $32.8 million improvement over 1997. Strong performance in our Specialty Flat-Rolled Steel Operations, combined with lower than anticipated corporate related overhead, as well as several one-time gains, were the significant factors in achieving these results.

     Deductibility of Compensation Under Section 162(m) of the Internal
     ------------------------------------------------------------------
Revenue Code.  The Committee acknowledges the potential impacts of Internal
------------
Revenue Code Section 162(m), which limits a publicly held corporation's allowable deduction for a covered employee's applicable employee remuneration at $1 million for a taxable year. To enable the Corporation to better preserve the deductibility of the Corporation's compensation expenses under
Section 162(m), the Board of Directors approved the Annual Incentive Compensation Plan and the shareholders approved it at the April 28, 1995 meeting. The Incentive Plan was designed to allow the Committee to make awards thereunder that will be treated as performance-based compensation that is exempt from the limitations of Section 162(m).

                                       The foregoing report has been approved
                                       by all members of the Committee.

                                             John D. Turner, Chairman
                                             Dan R. Carmichael
                                             John C. Haley
                                             Bruce E. Robbins

Performance Graph

     The following Performance Graph compares the five-year cumulative total shareholder return (assuming reinvestment of dividends) of the common stock of Armco Inc., the S&P Steel Index, the S&P 500 Composite Index and the common stock of a defined peer group of specialty steel companies comprised of J&L Specialty Steel (J&L Specialty Steel was included in the Group until its sale late in 1998) and Allegheny Teledyne Inc. (the "Specialty Steel Peer Group"). The Specialty Steel Peer Group previously included Lukens Inc. In 1998, Lukens Inc. merged with Bethlehem Steel Corp. Lukens Inc. became a division of Bethlehem Steel Corp. know as Bethlehem Lukens Plate ("BLP"). After this merger, two of BLP's stainless steel operations were sold to Allegheny Teledyne Inc. ("Allegheny") and Allegheny was granted exclusive access to most of BLP's other stainless steel operations. Because of these changes, Bethlehem Steel Corp. is not considered to be in Armco's line of business and Lukens Inc. has been removed from the Specialty Steel Peer Group for all years presented. Additionally, Allegheny, which had previously been a member of the Specialty Steel Peer Group and was removed in 1997, is now considered to be in Armco's line of business and has been added to the Specialty Steel Peer Group. The S&P 500 Composite index is included in the Performance Graph because it was included last year, but is not expected to be included in subsequent years' proxy statements.


                               [GRAPH APPEARS HERE]

                             Comparison of Cumulative Total Return
                 Among Armco Inc., Specialty Steel Peer Group, S&P Steel Index
                                 and the S&P 500 Composite Index



Measurement period         Armco   Specialty Steel   S&P           S&P 500
(Fiscal year covered)      Inc.    Peer Group        Steel Index   Composite Index
---------------------      -----   ---------------   -----------   ---------------

Measurement PT -
FYE 12/31/93              $100     $100              $100          $100
FYE l2/31/94              $108     $ 89              $ 97          $101
FYE 12/31/95              $ 96     $ 89              $ 90          $139
FYE 12/31/96              $ 67     $ 98              $ 80          $171
FYE 12/31/97              $ 81     $111              $ 77          $228
FYE 12/31/98              $ 71     $ 89              $ 67          $289


                                  MISCELLANEOUS

Information on the Auditors

     On the recommendation of the Audit Review Committee, the Board of Directors has appointed Deloitte & Touche LLP to examine the financial statements of the Corporation for the fiscal year ending December 31, 1999 and to perform other appropriate auditing and tax services.

     Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stock Ownership

     The following table sets forth information as to stock ownership of directors and executive officers of Armco as of February 26, 1999.


                                                             Shares of
                                                             Common Stock
                                                             Beneficially
Name                                                         Owned  (1)(3)
--------------------------------------------------------------------------
Jerry W. Albright                                            204,404
Dan R. Carmichael                                              5,286
Paula H.J. Cholmondeley                                        3,936
Dorothea C. Gilliam                                            6,147 (2)
John C. Haley                                                 20,869
Gary R. Hildreth                                             401,847
Charles J. Hora, Jr.                                             820
Gary L. McDaniel                                             264,297
M. Dennis McGlone                                            137,230
Bruce E. Robbins                                               4,403
Jan H. Suwinski                                                  820
John D. Turner                                                 9,400
James F. Will                                              1,590,144 (2)

All Directors and Executive Officers as a Group
   (19 persons including those named above)                4,082,358


     (1) Other than Mr. Will, who beneficially owns 1.47%, no director or executive officer beneficially owns more than 1.0 % of the total shares of common stock. The shares that are beneficially owned by all directors and executive officers as a group constituted 3.78% of the total shares of common stock outstanding. No director or executive officer owns any shares of $2.10 preferred stock, $3.625 preferred stock or $4.50 Cumulative Convertible Preferred Stock. Except as noted below, each director or executive officer has sole voting power and sole investment power with respect to those shares listed as beneficially owned by such director or executive officer.

     (2) Mr. Will is a director, and Ms. Gilliam is Vice President - Investments, of Alleghany Corporation. As set forth below in this section, "Stock Ownership", Alleghany Corporation beneficially owned 5,643,355 shares of common stock as of December 31, 1998. Ms. Gilliam and Mr. Will disclaim beneficial ownership of such shares.

     (3) For the executive officers and directors indicated, the shares shown as beneficially owned include the number of shares such persons had the right to acquire within 60 days after February 26, 1999, pursuant to

                                         15

stock options granted by the Corporation:  Mr. Will - 340,267 shares;
Mr. Albright - 0 shares; Mr. Hildreth - 104,372 shares; Mr. McDaniel - 99,216; Mr. McGlone - 31,894 shares and all directors and executive officers as a group - 959,244 shares. The shares shown also include any shares allocated as of such date to the person's accounts under the Armco Inc. Retirement and Savings Plan. The numbers of shares beneficially owned under this plan, in the aggregate, for the persons indicated are as follows: Mr. Will - 150,150 shares; Mr. Albright - 2,484 shares; Mr. Hildreth - 16,102 shares; Mr. McDaniel - 4,501 shares; Mr. McGlone - 4,990 shares and all directors and executive officers as a group - 207,347 shares. The numbers of restricted shares owned subject to restrictions under Armco's long-term incentive plans for the persons indicated are as follows: Mr. Will - 711,546 shares; Mr. Albright - 199,920 shares; Mr. Hildreth - 229,138 shares; Mr. McDaniel - 128,266 shares; Mr. McGlone- 88,606 shares and all directors and executive officers as a group - 2,191,702 shares. The executive officers have no voting, dividend or any other rights with respect to shares subject to options under stock option plans until the options are exercised. Subject to the restrictions under Armco's long-term incentive plans, the recipients have all rights of a shareholder with respect to the restricted shares awarded thereunder, including the right to vote and receive all dividends and other distributions paid or made with respect thereto. The shares shown as beneficially owned by certain of the directors of the Corporation also include shares that would be received under outstanding common stock units under the Directors Stock Plan upon retirement: Ms. Cholmondeley - 3,736; Ms. Gilliam - 5,147; Mr. Haley - 9,869 and Mr. Robbins - 4,403.


     The following table lists the beneficial ownership of common stock and $3.625 preferred stock with respect to all persons known by the Corporation to be the "beneficial owners" (as defined in Securities and Exchange Commission Rule 13d-3) of more than 5% of any such class. Except as indicated, the information is as of December 31, 1998, and is based on reports filed with the Securities and Exchange Commission. The percentage of the outstanding shares of each class owned by each such person or entity is based on the outstanding shares of such class as of December 31, 1998.


Title of          Name and Address        Number of Shares     % of Outstanding
Class             of Beneficial Owner     Beneficially Owned   Shares of Class
--------          -------------------     ------------------   ---------------
Common            Alleghany Corporation
                  Park Avenue Plaza
                  New York, NY 10055      5,643,355 (1)        5.23%

Common            Sasco Capital, Inc.
                  10 Sasco Hill Road
                  Fairfield, CT 06430     8,272,314 (2)        7.67%

Common            State of Wisconsin
                     Investment Board
                  P. O. Box 7842
                  Madison, WI 53707       8,993,600 (3)        8.33%

$3.625            Reliance Financial
Preferred            Services Corporation
                  Park Avenue Plaza
                  55 East 52nd Street
                  New York, NY 10055        390,000 (4)        8.87%

$3.625            Ryback Management Corporation
Preferred            Corporation
                  7711 Carondelet Avenue, Suite 700
                  (Clayton) St. Louis, MO 63105
                                             434,000 (5)       9.87%

--------------------

                                         16


     (1) The reported beneficial ownership is as of December 31, 1998. The beneficial owner reported that it had sole voting and investment power as to 946,667 shares, shared voting power as to 4,696,688 shares.

     (2) The beneficial owner reported that it has sole voting power of 4,862,548 shares, no shared voting power and sole dispositive power as to 8,272,314 shares.

      (3) The beneficial owner reported that it had sole voting and dispositive power as to all of the shares beneficially owned.

      (4) The beneficial owner reported that it had sole voting and investment power as to all of the shares beneficially owned.

      (5) The beneficial owner reported that it had sole power to vote and sole power to dispose of such shares.


Shareholder Proposals

     Under Rule 14a-8(e) of the Securities and Exchange Commission, shareholder proposals intended for inclusion in next year's proxy statement must be received by the Corporation by November 15, 1999. Any shareholder proposal for next year's annual meeting submitted after January 27, 2000 will not be considered filed on a timely basis with the Corporation under SEC Rule 14a-4(c)(1). For proposals that are not timely filed, the Corporation retains discretion to vote proxies it receives. For proposals that are timely filed, the Corporation retains discretion to vote proxies it receives provided 1) the Corporation includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and 2) the proponent does not issue a proxy statement. In addition, as set forth above under "ELECTION OF DIRECTORS -- Board of Directors and Committees of the Board", shareholders intending to nominate director candidates for election at the 2000 annual meeting must deliver written notice, including specified information, to the Secretary of Armco at its address set forth on the first page of this proxy statement by January 24, 2000.

Proxy Solicitation

     The cost of soliciting proxies from the shareholders of the Corporation will be borne by the Corporation. Proxies may be solicited by mail, personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their charges and expenses incurred in connection therewith.

     The Corporation has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, to assist in the solicitation of proxies by such methods. Georgeson & Company Inc. will receive for such services a fee of $10,000 plus out-of-pocket expenses and disbursements. Certain directors, officers and regular employees of the Corporation may also solicit proxies by such methods without additional remuneration therefor.


                                          By Order of the Board of Directors
                                          GARY R. HILDRETH, Secretary

March 12, 1999

                                 RIVERS CLUB
                              One Oxford Centre         Admission Ticket
                                301 Grant Street        Retain for Admittance
                              Pittsburgh, PA 15219
                                 (412) 391-5227

FROM PITTSBURGH INTERNATIONAL AIRPORT:
Leaving the airport, follow Route 60 East to Pittsburgh.  Take Parkway (376
East) following "Pittsburgh" signs to AND through the Ft. Pitt Tunnel. (Stay in right lane.) Cross the Bridge bearing right, follow the Monroeville Exit. Move to left lane to take the Grant Street Exit. Proceed on Grant Street to 3rd light, make a left turn onto 3rd Avenue. After proceeding through the Stop sign make a right turn into the Oxford Centre Garage.

FROM MONROEVILLE:
Take Parkway (376 West) following "Pittsburgh" signs. Nearing Downtown, watch for Grant Street Exit. Exit will be from the left lane of the Parkway. Take Grant Street to the 3rd light. Make a left turn onto 3rd Avenue. After proceeding through the Stop sign make a right turn into the Oxford Centre Garage.

FROM NORTH:
Take 279 South following
"Pittsburgh" signs.  As
you approach the city,
follow signs for 579
(Veterans Bridge) to
downtown.  Exit at 6th
Avenue.  Make a right
turn at the light.  Go to
second light (William
Penn Highway), make a
left turn.  This street
will become Cherry Way
after 2 blocks.  After 4
lights, One Oxford Centre
Garage is on your right.

FROM SOUTH:
(From the Intersection of West
Liberty Avenue [Route 19] and
Saw Mill Run Boulevard [Route
51] the south end of the
Liberty Tunnels.)  Go through
the Liberty Tunnels staying in
the right lane.  Cross the
Liberty Bridge bearing right                    [MAP OF DOWNTOWN PITTSBURGH
going up the ramp staying to                     APPEARS HERE]
the left of the stop sign.
Make the left onto the
Boulevard of the Allies
staying in the right lane.  Go
through the light switching to
the right lane (watching for
traffic coming up on your
right).  At the 3rd light make
a right onto Smithfield
Street.  At the light make a
right onto 3rd Avenue.  One
Oxford Centre's Garage is on
the left.

FINDING THE CLUB:
(From the Garage)
The entrance to the Rivers Club is on the 4th level of the Oxford Centre Parking Garage. As you enter from the garage on level 4 a door marked Rivers Club will be on your right. Go through that door and a Brass elevator will be on your right. You will be in a marble lobby. Take the elevator to level 3 (dining) on the button.

(From Oxford Centre)
Take the glass elevator to level 4. Follow the Rivers Club signs down the Hallway through the double doors into the marble lobby. Take the Brass elevator to level 3 (dining).

                                     ARMCO INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 1999

The undersigned hereby appoints James F Will, John C. Haley and Gary R. Hildreth, and each or any of them, proxies, with full power of substitution, to represent and to vote all shares of common stock and/or preferred stock of Armco Inc. held of record by the undersigned on February 26, 1999, at the annual meeting of shareholders to be held on April 23, 1999, and at any adjournment thereof, notice of which meeting together with the related proxy statement has been received. The proxies are directed to vote the shares the undersigned would be entitled to vote if personally present.

Item 1   Authority to vote for the election of directors:
------

      [ ]  FOR - All nominees listed (except as marked to the contrary below)

      [ ]  WITHHOLD Authority to vote

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

   1.  Dan R. Carmichael        4.  John C. Haley         7.  Jan H. Suwinski
   2.  Paula H.J. Cholmondeley  5.  Charles J. Hora, Jr.  8.  John D. Turner
   3.  Dorothea C. Gilliam      6.  Bruce E. Robbins      9.  James F. Will

Item 2   In their discretion, as to such other business as may properly come
------
before the meeting or any adjournment thereof.


                             (CONTINUED ON REVERSE SIDE)

                                     ARMCO INC.
                                 One Oxford Centre
                                  301 Grant Street
                              Pittsburgh, PA 15219-1415


The Annual Meeting of Shareholders will be held at the Rivers Club located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania, on Friday, April 23, 1999, at 10:00 a.m. The enclosed Notice of Meeting and Proxy Statement contains additional information about the meeting.

INSTRUCTIONS
------------

     1.     Review and complete the Proxy Card; be sure to SIGN the card.

     2. Detach and return the SIGNED Proxy Card in the enclosed return envelope.


IMPORTANT
---------

You are urged to date and sign the enclosed proxy and return it promptly to ensure a proper representation at this meeting.


                                 Fold and detach here

------------------------------------------------------------------------------
Please vote on the reverse side hereof, date and sign below and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your vote at the meeting.

THIS PROXY FORM, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN HEREON, THE PROXY FORM WILL BE VOTED FOR THE ELECTION OF DIRECTORS. THIS PROXY DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

                                          Dated                           , 1999
                                          --------------------------------------

                                          --------------------------------------
                                          SIGNATURE

                                          --------------------------------------
                                          SIGNATURE IF SHARES HELD JOINTLY

                                          Please sign exactly as name appears
                                          opposite.  Executors, trustees, and
                                          administrators and other fiduciaries
                                          should so indicate.